Exhibit 5.1

Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036-5306 Tel 202.955.8500 www.gibsondunn.com

October 4, 2023

Dianthus Therapeutics, Inc.

7 Times Square, 43rd Floor

New York, New York 10036

Re:	Dianthus Therapeutics, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Dianthus Therapeutics, Inc. (f/k/a Magenta Therapeutics, Inc.), a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (a) 1,486,408 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to options outstanding under the Dianthus Therapeutics, Inc. 2019 Stock Plan (the “2019 Plan”) which were assumed by the Company on September 11, 2023 in connection with Dianthus Therapeutics OpCo, Inc.’s (f/k/a Dianthus Therapeutics, Inc.) merger with a wholly-owned subsidiary of the Company, and (b) 350,516 additional shares of Common Stock issuable to eligible individuals under the Amended and Restated Dianthus Therapeutics, Inc. Stock Option and Incentive Plan (f/k/a Magenta Therapeutics, Inc. 2018 Stock Option and Incentive Plan) (together with the 2019 Plan, the “Plans”), of which 198,916 were previously available for issuance under the 2019 Plan and 151,600 became available for issuance as a result of the automatic annual increase on January 1, 2023 (adjusted the reflect the reverse stock split).

We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • San Francisco • Singapore • Washington, D.C.

Dianthus Therapeutics, Inc.

October 4, 2023

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plans, when issued and sold in accordance with the terms of the respective Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours, /s/ Gibson, Dunn & Crutcher LLP GIBSON, DUNN & CRUTCHER LLP